PRESS RELEASE
www.inhibitex.com

CONTACTS:	Lilian Stern (Investors)	Kathryn Morris (Media)
Inhibitex, Inc.	Stern Investor Relations, Inc.	KMorrisPR
Russell H. Plumb	(212) 362-1200	(845) 635-9828
Chief Financial Officer	lilian@sternir.com	kathryn@kmorrispr.com
(678) 746-1136		rplumb@inhibitex.com

FOR IMMEDIATE RELEASE
ROBERT A. HAMM APPOINTED TO INHIBITEX BOARD
ATLANTA, Georgia — August 1, 2005 — Inhibitex, Inc. (Nasdaq: INHX) today announced the appointment of Robert A. Hamm to its board of directors.
Since 2003 Mr. Hamm has served as the Senior Vice President Immunology Business at Biogen Idec, Inc. Mr. Hamm joined Biogen in 1994 and has served in various management positions including: Senior Vice President International, President of Biogen Europe, Vice President Sales and Marketing North America, and Vice President of Manufacturing and Engineering. Prior to joining Biogen, he was employed with Syntex, Mobil Oil, and the National Security Agency after serving in the U.S. Air Force. He received a B.A. in Psychology from St. Bonaventure University, and a M.A. in Management Leadership from Central Michigan University.
“We are extremely pleased to have Bob join our board,” said William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. “We look forward to drawing on his considerable experience in managing operations and launching biological products as we develop and execute our commercial and operating strategies.”
“Based on my experience, I view Inhibitex as an exciting company transitioning towards commercialization,” said Mr. Hamm. “The company’s focus on life-threatening infections hits directly at one of the most critical clinical problems facing hospitalized patients.”
About Inhibitex
Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate, which is currently being evaluated in a Phase III clinical trial for the prevention of hospital-associated infections in premature infants, and Aurexis, which is being evaluated in various clinical trials as a treatment for serious, life threatening infections caused by Staphylococcus aureus. The Company has retained all world-wide rights to Veronate and Aurexis, both of which have been granted Fast Track designation by the FDA. The Company’s preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.
Inhibitex®, MSCRAMM®, Veronate® and Aurexis® are registered trademarks of Inhibitex, Inc.
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Inhibitex, Inc. — 9005 Westside Parkway — Alpharetta, GA 30004 — Tel: (678) 746-1100 — Fax: (678) 746-1299